Exhibit 99

RETRACTABLE TECHNOLOGIES, INC. REPORTS INCREASED INCOME AND SALES FOR THIRD QUARTER OF 2020

LITTLE ELM, TEXAS, November 18, 2020 — Retractable Technologies, Inc. (NYSE American: RVP) reports that its operating income was $10.3 million in the third quarter of 2020, compared to an operating income for the same period last year of $978 thousand and that income applicable to common shareholders was $11.0 million for the third quarter of 2020. During the third quarter, Retractable had an increase in net sales of approximately $15.5 million over the prior period, of which $12.9 million is attributable to sales to the U.S. Department of Health and Human Services under a previously reported $83.8 million delivery order (the “HHS Order”).

Retractable also reports the following results of operations for the three and nine months ended September 30, 2020 and 2019, respectively.

Comparison of Three Months Ended September 30, 2020 and September 30, 2019

Domestic sales, including sales to the U.S. government, accounted for 94.2% and 77.7% of the revenues for the three months ended September 30, 2020 and 2019, respectively. Domestic revenues increased 182.3% principally due to the increase in units sold. Domestic unit sales increased 151.7%. Domestic unit sales were 90.6% of total unit sales for the three months ended September 30, 2020. Domestic sales excluding the HHS Order rose approximately 40%. International revenue and unit sales decreased 39.7% and 41.3%, representing a return to normal levels after the unusually high volumes in 2019. International orders may be subject to significant fluctuation over time and there is limited predictability with respect to the timing of international orders. Overall unit sales increased 92.2%. Other than the Department of Health and Human Services, the increased sales are predominantly attributable to existing customers as well as several new smaller customers who do not operate as distributors. Sales under the HHS Order in the quarter ended September 30, 2020 were approximately $12.9 million and the Company expects such sales to increase each quarter through May 2021.

The Cost of manufactured product increased by 67.0% principally due to the increase in the volume of units sold. Profit margins can fluctuate depending upon, among other things, the cost of manufactured product and the capitalized cost of product recorded in inventory, as well as product sales mix. Royalty expense increased 79.6% due to increased gross sales.

Gross profit increased 267.0% primarily due to the increase in net revenues.

Operating expenses increased 24.8%. The increase was due to employee expenses such as added payroll and related costs and consulting fees.

Income from operations was $10.3 million compared to an operating income of $978 thousand for the same period last year due primarily to the increase in net revenues and resulting gross profit.

Interest and other income decreased $179 thousand for the quarter ended September 30, 2020 compared to the same period last year principally due to unrealized losses in investments.

The effective tax rate on income before income taxes was 15.6% and 0.4% for the three months ended September 30, 2020 and September 30, 2019, respectively.

Comparison of Nine Months Ended September 30, 2020 and September 30, 2019

Domestic sales, including sales to the U.S. government, accounted for 86.8% and 79.4% of the revenues, excluding product licensing fees, for the nine months ended September 30, 2020 and 2019, respectively. Domestic revenues increased 87.9% principally due to the increase in units sold. Domestic unit sales increased 76.4%. Domestic unit sales were 81.6% of total unit sales for the nine months ended September 30, 2020. International revenue and unit sales increased 10.1% and 3.7%, respectively, due to increased orders and the timing of the same. International orders may be subject to significant fluctuation over time and there is limited predictability with respect to the timing of international orders. Overall unit sales increased 56.3%. As discussed above, sales under the HHS Order contributed $14.3 million to the Company’s results for the nine months ended September 30, 2020.

The Cost of manufactured product increased by 45.2% principally due to the increase in the volume of units sold. Profit margins can fluctuate depending upon, among other things, the cost of manufactured product and the capitalized cost of product recorded in inventory, as well as product sales mix. Royalty expense increased 38.5% due to increased gross sales.

Gross profit increased 128.9% primarily due to the increase in net revenues.

Operating expenses increased 14.7%. The increase was due to an increase in employee headcount and related costs as well as consulting fees and an increase in the allowance for doubtful accounts.

Operating income was $11.8 million compared to an operating income for the same period last year of $1.1 million due primarily to increased net revenues and resulting gross profit.

Interest and other income for the first nine months of 2020 increased $589 thousand compared to the same period last year principally due to realized and unrealized gains on investments.

The effective tax rate on income before income taxes was (1.2)% and 0.6% for the nine months ended September 30, 2020 and September 30, 2019, respectively.

Further details concerning the results of operations as well as other matters are available in Retractable's Form 10-Q filed on November 16, 2020 with the U.S. Securities and Exchange Commission.

ABOUT RETRACTABLE

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products and the EasyPoint® needle. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. The EasyPoint® is a retractable needle that can be used with luer lock syringes, luer slip syringes, and prefilled syringes to give injections. The EasyPoint® needle also can be used to aspirate fluids and for blood collection. Retractable's products are distributed by various specialty and general line distributors.

For more information on Retractable, visit its website at www.retractable.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect Retractable's current views with respect to future events. Retractable believes that the expectations reflected in such forward-looking statements are accurate. However, Retractable cannot assure you that such expectations will materialize. Actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: the impact of COVID-19 on all facets of logistics and operations, as well as costs, Retractable’s ability to complete capital improvements and ramp up domestic production in response to government agreements, potential tariffs, Retractable's ability to maintain liquidity; Retractable's maintenance of patent protection; Retractable's ability to maintain favorable third party manufacturing and supplier arrangements and relationships; foreign trade risk; Retractable's ability to access the market; production costs; the impact of larger market players in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable's periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

John W. Fort III, 888-806-2626 or 972-294-1010

Vice President, Chief Financial Officer, and Chief Accounting Officer